EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2009 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting of Cenveo, Inc. and subsidiaries, included in the Annual Report of Cenveo, Inc. on Form 10-K for the year ended January 3, 2009 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ Grant Thornton, LLP

Melville, NY
September 15, 2009